Exhibit 99.1

ENERGY TRANSFER EQUITY TO ACQUIRE SOUTHERN UNION COMPANY
• Creating Largest Consolidated Natural Gas Pipeline Company in U.S.
• Forming $40 Billion Group of Natural Gas Midstream Companies
DALLAS and HOUSTON — June 16, 2011 — Energy Transfer Equity, L.P. (NYSE:ETE) and Southern Union Company (NYSE:SUG) today announced that the two companies have entered into a definitive merger agreement whereby ETE will acquire Southern Union for $7.9 billion, including approximately $3.7 billion of existing SUG debt, creating the premier group of integrated midstream companies in the United States natural gas industry.
Under terms of the agreement, which has been unanimously approved by the Boards of Directors of both companies, stockholders of SUG will exchange their common shares for newly issued Series B Units of ETE with a value of $33.00 per share, or approximately $4.2 billion. The implied value of the Series B Units represents an approximate 17% premium to the closing price of SUG common stock on June 15, 2011. The Series B Units, which will be registered and are expected to be listed for trading on the NYSE, will be entitled to an annualized distribution yield of not less than 8.25%, payable quarterly, based on the implied value of $33.00 per Series B Unit.
ETE’s acquisition of Houston-based SUG, one of the nation’s leading diversified natural gas companies, will provide ETE with direct ownership of attractive assets that are complementary to the assets owned and operated by ETE’s two master limited partnership (MLP) subsidiaries, Energy Transfer Partners, L.P. (NYSE:ETP) and Regency Energy Partners LP (NASDAQ:RGNC). The combined footprint of ETE (together with ETP and RGNC) and SUG will include more than 44,000 miles of natural gas pipelines and approximately 30.7 billion cubic feet per day of natural gas transportation capacity, making ETE among the largest natural gas infrastructure players in the U.S. ETE’s acquisition of SUG will result in a more diversified partnership better able to serve its existing customers and compete for new ones. This transaction is expected to be immediately accretive to ETE’s distributable cash flow and creates significant additional organic growth opportunities in strategic geographic locations across the U.S. as well as potential affiliate joint ventures. This transaction also provides for the possibility of multiple asset dropdown opportunities to ETP and RGNC that should further enhance value for all parties within the Energy Transfer group of companies.
“The acquisition of Southern Union will give ETE a larger, more competitive interstate and midstream platform and will add significant demand-driven pipeline assets to the Energy Transfer portfolio,” said Kelcy Warren, ETE’s Chairman of the Board of Directors. “Furthermore, the acquisition of Southern Union will significantly enhance and diversify ETE’s cash flow profile, making this transaction accretive to ETE’s unitholders while preserving our commitment to maintaining investment grade credit metrics at ETP and SUG and achieving investment grade status at Regency.”
George L. Lindemann, Chairman and CEO of SUG, said, “We are thrilled with the opportunities the transaction with Energy Transfer creates. Under our management, we have grown Southern Union from a value of approximately $125 million to approximately $8 billion. The combination with ETE is the right next step for the company’s growth and delivers significant value for our shareholders. I’ve known Kelcy for many years and admire his management style and the ETE portfolio he has built. We have a shared vision for our companies. Our businesses and networks are highly complementary and together will provide a broader range of services and product offerings to existing and future customers.”
Eric D. Herschmann, Vice Chairman, President and COO of SUG, added, “Southern Union stockholders will receive an attractive premium, an enhanced income stream, and the benefits of owning a company with a larger asset base. We are excited about merging these two highly successful operations and are confident in the potential of the combined entity.”
Financial Terms
ETE has the option to redeem the Series B Units at any time after the closing of the transaction. If such redemption occurs during the first year after the closing of the transaction, each Series B unitholder will have the option to receive either $33.00 in cash per Series B Unit or an equally valued number of ETP common units. If such redemption occurs after the first year after closing of this transaction, each Series B unitholder will have the option to receive either $33.00 in cash or an equally valued number of ETP common units, or ETE common units at a fixed exchange ratio of 0.770x. After the first anniversary of closing, the Series B Units will be convertible at any time into ETE common units at a fixed exchange ratio of 0.770x at the option of each Series B unitholder.
Immediate Operational and Commercial Synergies
ETE has identified approximately $100 million in commercial and operational synergies and has identified an additional $25 million in one-time savings. Furthermore, ETE has a proven track record of delivering on synergy estimates and executing successful integrations — the most recent being LDH Energy in May 2011 and RGNC in May 2010.
Combined Corporate Structure
Per the terms of the merger agreement, at closing, SUG will become a wholly-owned subsidiary of ETE. ETE currently owns the general partner and 100 percent of the incentive distribution rights (IDRs) of ETP and approximately 50.2 million ETP limited partner units. ETE also owns the general partner and 100 percent of the IDRs of RGNC and approximately 26.3 million RGNC limited partner units.
The transaction is expected to close in the first quarter of 2012, subject to SUG stockholder approval and regulatory approvals. No ETE unitholder approval is required for the closing of this transaction.
Advisors
Credit Suisse Securities (USA) LLC acted as exclusive financial advisor to ETE, with both Latham & Watkins LLP and Bingham McCutchen LLP having acted as legal counsel. Evercore Partners acted as exclusive financial advisor to SUG, with both Locke Lord Bissell & Liddell LLP and Roberts & Holland LLP having acted as legal counsel.

Conference Call
ETE and SUG will host a conference call today at 8:00 a.m. central time (9:00 a.m. eastern) to discuss the transaction details. The dial-in number for the call is 1-866-202-1971 in the United States, or 1-617-213-8842 outside the United States. The participant pass code is 46934704. Additionally, the conference call will be broadcast live via an Internet web cast at www.energytransfer.com and www.sug.com. The call will be available for replay on these web sites or by dialing 1-888-286-8010 in the United States, or 1-617-801-6888 outside the United States. The participant pass code for the replay is 15436657. The replay will be available for a limited time.
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the IDRs of ETP and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of RGNC and approximately 26.3 million RGNC limited partner units. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Arkansas, Colorado, Louisiana, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70 percent interest in Lone Star NGL LLC (“Lone Star”), a joint venture that owns and operates NGL storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.
Regency Energy Partners LP (NASDAQ:RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. RGNC also owns the remaining 30 percent interest in Lone Star. RGNC’s general partner is owned by ETE. For more information, visit the Regency Energy Partners LP web site at www.regencyenergy.com.
Southern Union Company (NYSE:SUG) headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts. For further information, visit www.sug.com.
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the proposed transactions described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management teams of ETE, ETP, RGNC or SUG. Among those is the risk that conditions to closing the transaction are not met or that the anticipated benefits from the proposed transactions cannot be fully realized. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission by ETE, ETP, RGNC and SUG. Neither ETE, ETP, RGNC nor SUG undertakes any obligation to update or revise any forward-looking statement to reflect new information or events.
Additional Information
In connection with the transaction, ETE and SUG will file a joint proxy statement / prospectus and other documents with the SEC. Investors and security holders are urged to carefully read the definitive joint proxy statement / prospectus when it becomes available because it will contain important information regarding ETE, SUG and the transaction.
A definitive joint proxy statement / prospectus will be sent to stockholders of SUG seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement / prospectus (when available) and other documents filed by ETE and SUG with the SEC at the SEC’s website, www.sec.gov. The definitive joint proxy statement / prospectus (when available) and such other documents relating to ETE may also be obtained free of charge by directing a request to Energy Transfer Equity, L.P., Attn: Investor Relations, 3738 Oak Lawn Avenue, Dallas, Texas 75219, or from ETE’s website, www.energytransfer.com. The definitive joint proxy statement / prospectus (when available) and such other documents relating to SUG may also be obtained free of charge by directing a request to Southern Union Company, Attn: Investor Relations, 5444 Westheimer Road, Houston, Texas 77056, or from SUG’s website, www.sug.com.
ETE, SUG and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the joint proxy statement / prospectus when it becomes available.
The information contained in this press release is available on the ETE web site at www.energytransfer.com.
Energy Transfer
Investor Relations: Brent Ratliff, (214) 981-0700 (office)
Media Relations: Vicki Granado, Granado Communications Group
(214) 599-8785 (office); (214) 498-9272 (cell)
Southern Union Company
John P. Barnett, Director of External Affairs
713-989-7556
Richard N. Marshall
Senior Vice President and CFO
713-989-2000